Exhibit 99.1

BayHill Capital Corporation	NEWS RELEASE
25 E. 200 South
Lehi, Utah 84043	For Immediate Release, March 9, 2012

BayHill Capital Corporation Announces CHANGE OF BOARD MEMBERS AND ADDITION TO MANAGEMENT

Lehi, Utah, March 9, 2012—BayHill Capital Corporation (OTC Bulletin Board: BYHL), announced today the election of two new directors and the appointment of a CEO. The new directors are Peter Brincker Moller and Rene Dyhring Mikkelsen. Mr. Moller was also appointed CEO. Both Mr. Moller and Mr. Mikkelsen are affiliates of Global Green Capacity Ltd., the largest shareholder of Canola Property Ghana Limited (CPGL). These changes are in anticipation of the company’s previously announced plans to acquire CPGL, a transaction BayHill expects will close sometime during this next month.

Mr. Moller and Mr. Mikkelsen filled the vacancies on the board left by the resignations of John M Knab and John D Thomas who have each served as board members since December 2007, who were each given a vote of thanks for their years of service.

Mr. Moller has worked from his company, CASE Finance Consulting, assisting management and board of directors for middle sized and smaller companies with strategic and financial decisions. Mr. Moller has more than 20 years of experience in various financial management positions in corporate finance and investment banking. Mr. Moller has completed several IPOs, APOs, capital issues and a number of M&A transactions and investor relations responsibilities. Experience include wind- and solar power projects, biotech, banking, IT, computer gaming and affiliate marketing services.

Mr. Mikkelsen has served as Chief Financial Officer of Ganni since May 2008 and as a Director since July 2010, and he has served as Chief Financial Officer of Global Green Capacity since January 2009. Mr. Mikkelsen is an experienced professional with over 20 years in various senior management and executive positions in start-up enterprises and public companies. He has served both Arthur Andersen and A.T. Kearney, where he assisted a number of companies in their early start-up years and completed several initial public offerings.

Bob Bench, who has been serving as both CEO and CFO will retain his responsibilities as CFO.

Mr. James U Jensen who has served as chairman of the board since December 2007 will continue to serve on the board and as its chairman. He stated “we are very pleased to be moving forward with our plans to acquire CPGL and begin our planned agricultural operations in Ghana, West Africa. We are pleased to have Mr. Moller and Mr. Mikkelsen on our board and look forward to their contribution to our future success.”

The Company also announced the shareholder approval to change its name to Agricon Global Corporation and will complete the changes to the Company’s articles and apply for a change of its trading symbol.

Peter Brincker Moller stated that “these changes were approved by the majority of BayHill shareholders and reflect our confidence in closing the required funding and merger transaction in the very near future.

We are already moving forward in making plans for this next year to put into production the first 8,000 hectares of farmland in Ghana.”

About BayHill Capital Corporation

BayHill is a smaller reporting public company, and is considered a “shell company” for SEC reporting purposes. BayHill has been actively seeking to merge with or acquire one or more private companies to create a foundation to grow and expand. In preparation for a merger or acquisition with an active operating company, BayHill sold its wholly owned subsidiary, Commission River Corporation on August 31, 2010, which was actively engaged in performance based internet marketing. BayHill reported in its most recently filed Form 10-Q (for the quarter ended December 31, 2011) that it had terminated its exclusive agreement with a previous merger candidate, Proteus Energy Corporation.

About CPGL

CPGL, a registered Ghana company, is based in Ghana West Africa and has negotiated a 50 year agricultural lease of 8,000 hectares (approximately 20,000 acres) of prime farm land, upon which they intend to cultivate primarily canola together with rotational crops of sunflower, maize and soya to produce low cholesterol cooking oil with byproducts like protein pellets for animal and fish feed and bio pellets for district heating and electricity generation. CPGL plans to acquire additional properties to increase its agricultural position in the future.

PacificWave Partners is acting as financial advisor to BayHill.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the proposed merger, and all other statements in this press release other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, each of which is qualified in its entirety by reference to the following cautionary statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments, in particular, whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: any conditions imposed on the parties in connection with consummation of the transactions described herein; approval of the merger by stockholders; satisfaction of various other conditions to the closing of the transactions described herein; and the risks that are described from time to time in BayHill’s reports filed with the SEC, including its Annual Report on Form 10–K for the year ended June 30, 2011. This press release speaks only as of its date, and except as required by law, we disclaim any duty to update the information herein.

Source:	BayHill Capital Corporation
	Contact:	Robyn Farnsworth
801-592-3000
robyn@bayhillcapital.com
bbench@bayhillcapital.com